Exhibit 99.1

                                                                Execution Copy
                                    AGREEMENT


                  This Agreement is made and entered into as of the 16th day of January, 1998, by and among the individuals named on the signature pages of this Agreement (each a "Shareholder" and collectively, the "Shareholders").

                  WHEREAS, each of the Shareholders is a party to a certain Agreement and Plan of Reorganization dated as of December 5, 1997 (the "Merger Agreement") among Brandywine Asset Management, Inc., LM Acquisition Corp., Legg Mason, Inc. ("Legg Mason") and the Shareholders; and

                  WHEREAS, pursuant to the Merger Agreement and the transactions contemplated thereby, each of the Shareholders has received the number of shares of common stock of Legg Mason (collectively, the "Shares"), set forth opposite their respective names on Exhibit A attached hereto; and

                  WHEREAS, pursuant to Article 9 of the Merger Agreement, Legg Mason has filed with the Securities and Exchange Commission a shelf registration statement on Form S-3 pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Form S-3"); and

                  WHEREAS, pursuant to Section 9.9 of the Merger Agreement and the Form S-3, between the date hereof and November 1, 1998 (the "Restricted Period"), the Shareholders may not make sales of the Shares pursuant to the Form S-3 in an aggregate amount in excess of fifteen percent (15%) of the total number of Shares minus the total number of Shares sold by the Shareholders in one or more underwritten public offerings (which underwritten public offerings voluntarily may, but are not otherwise required by the Merger Agreement to, be arranged by Legg Mason during the Restricted Period); and

                  WHEREAS, the Shareholders desire to enter into this Agreement, which imposes certain restrictions and obligations on themselves in order to ensure compliance by the Shareholders with the foregoing restrictions on the sale of the Shares.

                  In consideration of the premises and the mutual terms, conditions and other agreements set forth herein, intending to be legally bound, the parties hereby agree as follows:

                  1. No Shareholder shall, directly or indirectly, absolutely or conditionally, voluntarily or involuntarily, sell any of the Shares owned by such Shareholder pursuant to the Form S-3 except in accordance with this Agreement.


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                  2. During the Restricted Period, each Shareholder shall be entitled to sell an aggregate number of Shares equal to fifteen percent (15%) of the Shares set forth opposite such Shareholder's name on Exhibit A attached hereto, less the aggregate number of Shares sold by such Shareholder in one or more underwritten public offerings, whether or not pursuant to the Form S-3.

                  3. After the Restricted Period, each Shareholder shall be free to sell such number of shares as he or she desires, each such sale to be made in accordance with applicable law and consistent with each Shareholder's covenants contained in Sections 9.4(b) and 9.4(c) of the Agreement and the intent expressed in Section 2.8 of the Agreement.

                  4. If a Shareholder desires to sell Shares during the Restricted Period, such Shareholder shall give written notice ("Notice") to each other Shareholder, at the address set forth opposite each other Shareholder's name on Exhibit B attached hereto, in substantially the form of Exhibit C attached hereto. The Notice shall be given at least five business days prior to the proposed sale. The Notice shall be delivered personally, mailed first class or sent by overnight courier guaranteeing next-day delivery, and shall be deemed to have been given (a) on the date given, if delivered personally or sent by confirmed telefacsimile transmission, (b) five days after the date of deposit, if mailed by first class mail and (c) one day after delivery to a courier, if sent by overnight courier guaranteeing next-day delivery. Any Shareholder may change the address for delivery of notices to it under this Agreement by delivering notice of such change to the other Shareholders in accordance with this Section 3.

                  5. Each Shareholder agrees to indemnify and hold the other Shareholders harmless from any and all losses, direct, incidental, consequential and punitive damages, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) suffered or incurred by each of them arising out of or resulting from any breach of this Agreement by such Shareholder. In the event that any Shareholder (the "Indemnified Party") desires to make a claim for indemnification against any other Shareholder (the "Indemnifying Party"), the provisions of Section 11.5 of the Merger Agreement relating to the giving of notice, the defense and settlement of any third party claim and subrogation shall apply.

                  6. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law provisions thereof.

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                  7. This Agreement shall inure to the benefit of, and be
binding upon, the parties hereto and their respective heirs, executors, legal representatives and assigns.

                  8. This Agreement, together with Sections 9.4(b), 9.4(c) and
9.9 of the Agreement, represents the entire agreement and understanding of the parties with reference to the transactions set forth herein.

                  9. This Agreement may be amended, modified or supplemented only by a written instrument executed by each of the Shareholders.

                  10. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original copy and all of which together shall be considered one and same agreement, and shall become a binding agreement when one or more counterparts have been signed by each Shareholder and delivered to the other Shareholders.

                  11. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof.

                  IN WITNESS WHEREOF, the parties have executed this Agreement, all as of the day and year first above written.



                          /s/  Robert F. Boyd
                               Robert F. Boyd

                          /s/  Benedict E. Capaldi, Jr.
                               Benedict E. Capaldi, Jr.

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                         /s/  Luz E. Carey
                              Luz E. Carey

                         /s/  Alexander C. Cutler
                              Alexander C. Cutler

                         /s/  Judy L. Dimaio
                              Judy L. Dimaio

                         /s/  Paul D. Ehrlichman
                              Paul D. Ehrlichman

                         /s/  Eral J. Gaskins
                              Earl J. Gaskins

                         /s/  W. Anthony Hitschler
                              W. Anthony Hitschler

                         /s/  David F. Hoffman
                              David F. Hoffman

                         /s/  Michael D. Jamison
                              Michael D. Jamison

                         /s/  Scott L. Kuensell
                              Scott L. Kuensell

                         /s/  Paul R. Lesutis
                              Paul R. Lesutis

                         /s/  Carl M. Lindberg
                              Carl M. Lindberg

                         /s/  Henry F. Otto
                              Henry F. Otto

                         /s/  Willard J. Scott
                              Willard J. Scott

                         /s/  Stephen S. Smith
                              Stephen S. Smith


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                         /s/  Steven M. Tonkovich
                              Steven M. Tonkovich

                         /s/  Edward A. Trumpbour
                              Edward A. Trumpbour



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                                    EXHIBIT A



Name                             Number of Shares

Robert F. Boyd                      13,687
Benedict E. Capaldi                155,446
Luz E. Carey                           977
Alexander C. Cutler                  1,955
Judy L. DiMaio                         977
Paul D. Ehrlichman                 188,687
Earl J. Gaskins                      4,888
W. Anthony Hitschler               823,184
David F. Hoffman                    25,419
Michael D. Jamison                 178,910
Scott L. Kuensell                   18,575
Paul R. Lesutis                    214,106
Carl M. Lindberg                   255,167
Henry F. Otto                      165,223
Willard J. Scott                    58,659
Stephen S. Smith                   394,972
Steven M. Tonkovich                 25,419
Edward A. Trumpbour                 47,905
                                 ---------
                                 2,574,156